The Board of Directors
Stagecoach Funds, Inc.:

In planning and performing our audit of the financial statements of the Balanced Fund, Diversified Equity Income Fund, Equity Index Fund, Equity Value Fund, Growth Fund, International Equity Fund, and Small Cap Fund for the six months ended September 30, 1998 and the Strategic Growth Fund for the nine months ended September 30, 1998 (eight of the funds comprising Stagecoach Funds, Inc.), we considered internal control, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Stagecoach Funds, Inc. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. These controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control components does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of September 30, 1998.

This report is intended solely for the information and use of management, the Board of Directors of Stagecoach Funds, Inc. and the Securities and Exchange Commission.



October 30, 1998